31 July, 2002

PERSONAL & CONFIDENTIAL

Mr. Doug Cole
Chief Executive Officer
Trinity Companies, Inc.
1896 School Street
Moraga, CA  94556

Dear Doug:

European American Securities Inc., ("European American") is pleased to have the opportunity to set forth the terms of the engagement by Trinity Companies, Inc. (the "Company") of European American to provide financial advisory and investment banking services to the Company in the exploration of the following strategic alternatives: (a) a private placement of the Company's convertible promissory notes, (b) a private placement of the Company's common or preferred stock and (c) one or more possible purchase transactions (as defined below) by the Company. The term "Transaction" shall mean a private placement of convertible promissory notes, a private placement of common or preferred stock, or purchase transaction, as the case may be, and collectively they shall be referred to as the "Transactions". This letter will confirm our mutual understanding of the basis on which European American will act as the Company's investment banker with respect to the Transactions.

European American's overall objective is to see a Transaction through to a successful conclusion. In this regard, European American will provide the Company with financial advice and assistance in connection with any Transaction, which may include advice and assistance with respect to defining objectives, identifying and contacting potential investors, co-investment partners or strategic allies, identifying and contacting target companies, performing valuation analyses, designing appropriate transaction structures, evaluating proposals, formulating negotiating strategy and assisting in negotiations and other matters pertinent to closing. European American would, of course, be prepared to assist in any presentations to the Company's Board of Directors.

The scope of European American's engagement shall be limited to those matters expressly set out in this letter agreement. For the sake of clarity, the scope of European American's engagement shall not include giving tax, legal, regulatory, accountancy or other specialist or technical advice or associated services, as to which the Company agrees to take appropriate advice from other sources.

As compensation for European American's services hereunder, the Company agrees to pay to European American the following fees:

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     -    A "Retainer Fee" in the amount of five thousand dollars ($5,000)
          per month. The first installment of such Retainer Fee is due and payable upon signing of this letter agreement (pro rata for such month, if applicable) and thereafter is due and payable on the first day of each subsequent month during the term of this letter agreement.

     - A "Bridge Loan Placement Fee" in connection with the Company's proposed five hundred thousand dollar ($500,000) private placement consisting of Convertible Promissory Notes (the "Notes") with attached two-year warrants. Upon the first and any subsequent closing of the sales of the Notes, the Company agrees to pay to European American a cash fee of five percent (5.0%) of the gross proceeds of such sales placed directly by European American.

     - An "Equity Placement Fee" in connection with the Company's proposed three million dollar ($3.0 million) private placement consisting of
          Common or Preferred Stock.   Upon the first and any subsequent
          closing of the sales of the Stock, the Company agrees to pay to European American a cash fee of seven percent (7.0%) of the gross proceeds of such sales placed directly by European American.

     - For each "Purchase Transaction" that is completed, defined as any transaction resulting in the Company's ownership of fifty percent (50.0%) or more of the voting stock or assets of any of the companies set forth in Annex A (each, a "Target Company"), the Company agrees to pay to European American a "Purchase Transaction Fee" equal to three percent (3.00%) of the Aggregate Transaction Value (as defined below). At the discretion of European American, up to fifty percent (50.0%) of the Purchase Transaction Fee may be paid with Trinity Companies, Inc. common stock. The number of shares to be issued shall be computed at the closing price of the Company's common stock on the business day immediately preceding the closing date.

     - In the event that the Company acquires less than fifty percent (50.0%) of a Target Company's voting stock or assets in a Purchase Transaction (or series of related Purchase Transactions), the Company agrees to pay to European American a "Minority Investment Transaction Fee" equal to six percent (6.0%) of the Aggregate Transaction Value.

The fees determined under the terms of this agreement shall be paid in the form of consideration exchanged in the transaction giving rise to such fees. The Bridge Loan Placement Fee, the Equity Placement Fee, the Purchase Transaction Fee or Minority Investment Transaction Fee, as the case may be, shall be due and payable within three days of the closing date. If the Transaction is consummated, and in addition to any fees payable to European American, the Company agrees to reimburse European American for its reasonable out-of-pocket expenses related to this work, including European American's attorneys' fees, should their advice be required.

"Aggregate Transaction Value" shall be defined to include, without limitation, all cash, securities and notes paid or issued by the acquiring entity plus any debt assumed. Any fees to be paid on amounts to be paid contingent upon future events shall be paid within three days of the occurrence of such contingent future event. If the Aggregate Transaction Value or a portion thereof is in the form of debt or equity securities, then
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the amount of the Aggregate Transaction Value will be based on the fair market value of such securities determined as of the trading day ending three trading days prior to the closing date. The fair market value of such securities will be (i) the discounted present value of any debt securities or
(ii) the fair market value of any other securities. The fair market value of such other securities will be determined as follows: (i) the closing sale price for such securities on the registered national exchange providing the primary market in such securities on the trading day ending three trading days prior to the closing date; (ii) if the securities are not traded on a registered national exchange, the average of the closing bid prices as reported by the National Association of Securities Dealers Automated Quotation System in the U.S., or similar quotation system outside of the U.S. for the previous ten consecutive trading days ending three days prior to the closing date; or (iii) if the securities are not traded or reported, as determined in good faith by the Company's board of directors

The Company recognizes and confirms that, in performing the services contemplated in this letter agreement, European American will be relying on information furnished by the Company and the Target Companies, including projections of future results of operations, as well as information available from generally recognized public sources. Such information will not be independently verified by European American and European American will not make an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Company or the Target Companies. The Company will cooperate fully with European American in connection with its financial review and analysis, and will provide European American with such information concerning the Company and the Target Companies, as European American deems necessary for its financial review and analysis. The Company represents that all such information provided by the Company will be complete and accurate in all material respects and not misleading and that all projections provided by it (including projections developed with assistance from European American) will be reasonably prepared on the basis of the best available estimates and judgments of the Company's management. The Company will promptly notify European American if it learns of any material inaccuracy or any misleading statement in any information previously delivered to European American. All non-public information concerning the Company and its business that the Company discloses to European American will be used by European American solely in the performance of its services hereunder and will be treated confidentially by European American for so long as it remains non-public. Except as otherwise required by law, regulation or legal process, European American will not disclose this information to a third party without the Company's consent.

European American will act under this letter agreement as an independent contractor with duties solely to the Company. Since European American will be acting on the Company's behalf in this capacity, it is European American's practice to receive indemnification. A copy of European American's standard form is attached to this letter and the terms thereof are incorporated by reference herein. It is understood that European American's responsibility to the Company is solely contractual in nature and that European American does not owe the Company, or any other party, any fiduciary duty as a result of its engagement.

This engagement may be terminated with or without cause by the Company or European American at any time and without liability or continuing obligation to the Company or European American (except for compensation earned and expenses incurred by or on behalf of European American to the date of termination) upon written notice to the other party. Notwithstanding the foregoing, European American shall be entitled to its full compensation



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pursuant to this letter agreement in the event that, at any time prior to the expiration of one year after written termination by the Company, a transaction of the types described in this letter is consummated with a Target Company. Furthermore, the indemnity provisions in the attached form, the waiver of the right to trial by jury provision and the confidentiality and non-disclosure provisions will remain operative regardless of any such termination.

This letter agreement shall be governed by, and construed in accordance with Utah Law. Solely for the purpose of enforcing this letter agreement and the attached indemnity provisions (the "Related Proceedings"), the Company hereby agrees that the Courts of England (the "specified courts") will have exclusive jurisdiction to settle any dispute that may arise in connection therewith.

The benefits of, and the obligations and liabilities assumed in, this letter agreement shall inure to the benefit of, and be binding upon, any successors and assigns.

If the foregoing meets with your approval, please sign both copies of this letter and both copies of the indemnification agreement and return one fully-executed set to us. We look forward to working with Trinity Companies in this important undertaking.




                                   Very truly yours,

                                   EUROPEAN AMERICAN SECURITIES INC.

                                   ______________________________________
                                   Authorized Signatory




Agreed and Accepted as of the
First Date Written Above:

TRINITY COMPANIES, INC.


By: ____________________________

Name: __________________________

Title: _________________________



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                           Indemnification Letter

European American Securities Inc
1 Regent Street
London SW1H OED

Ladies and Gentlemen:

In consideration of the agreement of European American Securities Inc. ("European American") to act on behalf of Trinity Companies, Inc. (the "Company") pursuant to the attached agreement dated 11 July, 2002 (the "Agreement"), the Company agrees to indemnify and hold harmless European American, its affiliates, and each of their respective affiliates, directors, officers, agents, advisors, consultants, employees and controlling persons (as defined in the Securities Act of 1933, as amended) (European American and each such other person or entity are hereinafter referred to as an "Indemnified Person"), from and against any losses, claims, damages, expenses and liabilities or actions in respect thereof (collectively, "Losses"), as they may be incurred in any jurisdiction, including all reasonable legal fees and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any Losses, whether or not in connection with any pending or threatened litigation in which any Indemnified Person is a named party or to which any of them may become subject (including in any settlement effected with the Company's consent, which shall not be unreasonably withheld) and which are related to or arise out of any act, omission, transaction or event contemplated by the Agreement. The Company will not, however, be responsible under the foregoing provisions with respect to any Losses to the extent that a court of competent jurisdiction shall have finally judicially determined that such Losses resulted from an Indemnified Person's willful misconduct, bad faith or gross negligence.

The Company also agrees that no Indemnified Person shall have any liability to the Company or its affiliates, directors, officers, employees, agents, advisors, shareholders or interestholders, directly or indirectly, related to or arising out of the Agreement, except those Losses incurred by the Company that a court of competent jurisdiction shall have finally judicially determined to have resulted from such Indemnified Person's willful misconduct, bad faith or gross negligence. In no event, regardless of the legal theory advanced, shall any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature (including, without limitation, loss of production, loss of profit, loss of revenue or liability to third parties).

Notwithstanding the first paragraph hereof, in the event that it has been finally judicially determined that one or more Indemnified Persons is liable to the Company for any Losses and any other person who is not an Indemnified Person is liable to the Company in respect of all or part of the same Losses and such other person has the benefit of an agreement or arrangement with the Company for the purpose of or in connection with the transaction that is the subject of the Agreement, the terms of which provide that the liability of such person is excluded or limited in any manner (the "Liability Limitation", and each such person, a "Liability Limitation Person"), then the total liability of all Indemnified Persons to the Company in respect of the Losses shall not exceed the amount for which the Liability Limitation Persons, in the aggregate, would otherwise have been liable after deducting such sums as the Indemnified Persons would have been entitled to recover, pursuant to the Civil Liability (Contribution) Act 1978 or otherwise, in respect of the Losses but are prevented from recovering as a result of the Liability Limitation.

Nothing in this letter shall be taken to exclude or restrict any duty or liability to the Company that European American has under the Financial Services and Markets Act 2000 or under the regulatory system (as defined in the rules and regulations of the Financial Service Authority).

The obligations of the Company referred to above shall be in addition to any rights that any Indemnified Person may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of any Indemnified Person and the Company. The provisions set forth herein shall remain operative and in full effect regardless of (i) the completion by European American of its assignment under the Agreement or (ii) any termination of the Agreement or any Indemnified Person. This Indemnification Agreement shall be governed by and construed in accordance with English law. The Company agrees that the Courts of England will have exclusive jurisdiction to settle any dispute that may arise in connection with this letter.


                                Very truly yours,
                                TRINITY COMPANIES, INC.

                                By:______________________________

                                Name: ___________________________

                                Title: __________________________

Date:________________________

Agreed and accepted:

EUROPEAN AMERICAN SECURITIES INC.

Authorized Signatory